UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15 (d)

of The Securities Exchange Act of 1934

May 28, 2014

Date of Report (Date of earliest event reported)

FOREST LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-5438	11-1798614
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

909 Third Avenue New York, New York	10022-4731
(Address of principal executive offices)	(Zip Code)

(212) 421-7850

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.

Settlement of Certain Litigation

As previously disclosed at page 137 of the definitive joint proxy statement/prospectus dated May 5, 2014 (the “Definitive Joint Proxy Statement/Prospectus”) under the heading “Litigation Relating to the Transaction,” certain actions have been filed by putative stockholders of Forest Laboratories, Inc. “Forest”) alleging that the members of the Forest board of directors breached their fiduciary duties by agreeing to sell Forest for inadequate consideration and pursuant to an inadequate process, and that Actavis plc (“Actavis”), Tango U.S. Holdings Inc., Tango Merger Sub 1 LLC, and Tango Merger Sub 2 LLC aided and abetted these alleged breaches. As disclosed in the Definitive Joint Proxy Statement/Prospectus, these actions include purported consolidated stockholder class actions in the Delaware Court of Chancery (the “Delaware Action”) and in the Supreme Court of the State of New York (the “New York Action,” together with the Delaware Action, the “Actions”).

On May 28, 2014, the defendants reached an agreement in principle with plaintiffs in the Delaware Action and the New York Action regarding a settlement of both Actions, and that agreement is reflected in a memorandum of understanding. In connection with the settlement contemplated by the memorandum of understanding, Forest agreed to make certain additional disclosures related to the proposed transaction with Actavis, which are contained in this Form 8-K. The memorandum of understanding contemplates that the parties will enter into a stipulation of settlement.

The stipulation of settlement will be subject to customary conditions, including court approval. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the Court of Chancery will consider the fairness, reasonableness, and adequacy of the settlement. If the settlement is finally approved by the court, it will resolve and release all claims in all actions that were or could have been brought challenging any aspect of the proposed transaction, the merger agreement, and any disclosure made in connection therewith, including in the Definitive Joint Proxy Statement/Prospectus, pursuant to terms that will be disclosed to stockholders prior to final approval of the settlement. In addition, in connection with the settlement, the parties contemplate that the parties shall negotiate in good faith regarding the amount of attorneys’ fees and expenses that shall be paid to plaintiffs’ counsel in connection with the Actions. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the Court of Chancery will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

In connection with the settlement of certain outstanding stockholder suits as described in this Form 8-K, Forest has agreed to make these supplemental disclosures to the Definitive Joint Proxy Statement/Prospectus dated May 5, 2014. This supplemental information should be read in conjunction with the Definitive Joint Proxy Statement/Prospectus, which should be read in its entirety.

The following text is added following the last paragraph on page 68 of the Definitive Joint Proxy Statement/Prospectus concerning the “Background of the Transaction”:

In order to gather information on industry trends, members of Forest’s senior management met with various investment banks, including J.P. Morgan, on numerous occasions in 2011 through the end of 2013 to discuss industry trends and potential strategic alternatives that might be available to Forest. The review of industry trends and possible strategies discussed with these investment banks included licensing products, acquiring companies, mergers, a sale of Forest, inversion transactions, various forms of financing, and a recapitalization of Forest.

In 2013, a company, which we refer to as Party A, proposed an all-stock merger with Forest without any premium payable to Forest’s stockholders that the Forest board of directors considered and found not to be in the best interests of its stockholders. Later in 2013, another company, which we refer to as Party B, held discussions with Forest regarding a possible transaction. Party B had initially suggested a partial acquisition of Forest, and then later made an all-cash proposal at $70 per share for all of Forest that it subsequently withdrew in early 2014.

The second full paragraph on page 70 of the Definitive Joint Proxy Statement/Prospectus concerning the “Background of the Transaction” is replaced, in its entirety, with the following:

On the morning of February 8, 2014, the Forest board of directors convened a telephonic conference, attended by all directors, to discuss the possibility of a merger with Actavis. Members of Forest’s senior management, together with representatives of J.P. Morgan and Wachtell Lipton, gathered at the offices of Wachtell Lipton to brief the Forest board of directors. Mr. Saunders informed the board of directors about his February 6 phone conversation with Mr. Bisaro. Mr. Saunders expressed the view of Forest’s senior management that the increased scale and diversity of the combined company would enhance its ability to thrive in a changing healthcare environment, that preliminary estimates placed the synergies achievable through the merger at approximately $1 billion, and that the combined company would have a more efficient tax structure than Forest had on a standalone basis. The Forest board of directors then discussed the financial and strategic rationale of the proposed merger and certain tactical questions including how to respond to Actavis and the possibility of alternative transactions, and asked questions of its financial and legal advisors about these topics. The Forest board of directors then discussed the advantages and disadvantages of conducting a potential pre-signing “market check” to assess the interest of potential alternative strategic partners should the proposed merger with Actavis continue to move forward. In deciding whether to solicit alternative proposals, the Forest board of directors considered various factors, including Actavis’ requirement that any merger agreement be negotiated quickly, the attractiveness of the Actavis proposal, the possibility that Actavis would withdraw its proposal if Forest conducted a market check, the risks of leaks and disruptions that a market check would entail and the fact that no potential buyers (other than Party A and Party B) had expressed interest in a transaction with Forest (and that Party A and Party B did so on far less attractive terms), notwithstanding its recent public history of proxy contests and CEO succession. Representatives from J.P. Morgan expressed their view that there were few companies that would have the interest in, and ability to, execute a transaction with Forest (and two of the companies that had such potential ability and interest, Party A and Party B, had already held recent discussions with Forest that did not lead to a transaction) and there likely was no other company as well-positioned to make a proposal as attractive as the one Actavis had made to the Forest board of directors within a reasonable time frame. The Forest board of directors also considered that Forest would seek to negotiate for provisions in the merger agreement that would give the Forest board of directors flexibility to consider alternative proposals post-signing (subject to payment of a break-up fee), and that the expected closing process would provide sufficient time for any alternative bids to emerge. At the conclusion of this discussion, the Forest board of directors determined to not conduct a pre-signing “market check” for the reasons discussed. At the conclusion of the Forest board’s discussion, the Forest board authorized Mr. Saunders to make a counteroffer to Mr. Bisaro for a merger with a 30% premium, with cash comprising 35% of the total consideration (with authority given to Mr. Saunders to reduce the cash component of the consideration to 30% if needed). The board also determined that, if an acceptable agreement were reached with Actavis with respect to price and consideration mix, Forest would be responsive to Actavis’ requested timetable.

This section on pages 92-93 of the Definitive Joint Proxy Statement/Prospectus concerning the “Opinion of Forest’s Financial Advisor—Public Trading Multiples Analysis—Forest” is replaced, in its entirety, with the following:

Forest

Using publicly available information, J.P. Morgan compared selected financial data of Forest with similar data for publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to Forest’s business or aspects thereof. The companies were as follows:

•	Allergan, Inc.

•	Endo Health Solutions Inc.

•	Jazz Pharmaceuticals plc

•	Salix Pharmaceuticals, Ltd.

•	Shire plc

None of the selected companies reviewed is identical to Forest and certain of these companies may have characteristics that are materially different from those of Forest. These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Forest based on having operations primarily within the pharmaceuticals industry, being focused on certain specialty therapeutic area segments of the pharmaceuticals industry, and having multiple specialty pharmaceutical products commercialized in the United States. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than would affect Forest. For each company listed above, J.P. Morgan calculated and compared various financial multiples and ratios based on publicly available financial data as of February 14, 2014. Among other calculations, J.P. Morgan calculated for each of the selected companies the multiple of the stock price of its common equity divided by a consensus of public equity research analysts’ estimates of earnings per share for the calendar year 2015 (which we refer to in this section as CY15), which is referred to as the P/E multiple.

The low and high P/E multiples of the analyzed companies for CY15 ranged from 13.6x to 20.2x, as shown below along with certain other financial ratios of the analyzed companies. J.P. Morgan noted that these trading multiples represented going concern market valuations for the analyzed companies, and did not include a control premium as might be expected in a merger or acquisition transaction.

Company	P/E 2015E	Stock Price % of 52- week High	2014-2017 Revenue CAGR	2014 EBITDA Margin	Long- Term Growth Rate	2014 Tax Rate
Allergan, Inc.	20.2x	100%	8%	37%	12%	27%
Endo Health Solutions Inc.	16.9x	99%	3%	40%	7%	23%
Jazz Pharmaceuticals plc	16.4x	100%	11%	60%	22%	19%
Salix Pharmaceuticals, Ltd.	13.6x	98%	12%	42%	27%	38%
Shire plc	16.0x	100%	6%	43%	17%	20%

J.P. Morgan also analyzed the P/E multiples for Forest based on a consensus of public equity research analysts’ estimates of Forest’s non-GAAP earnings per share (“Forest’s earnings per share”) for CY15 and based on an estimate by Forest’s management of Forest’s earnings per share for CY15, which are shown below, along with certain other financial ratios of Forest.

Source	P/E 2015E	Stock Price % of 52- week High	2015- 2017 Revenue CAGR	2015 EBITDA Margin	2015- 2017 Earnings Growth Rate	2014 Tax Rate
Consensus of Public Equity Research Analysts	14.6x	100%	9%	33%	15%	23%
Forest Management	14.0x	N/A	6%	37%	8%	23%

Based on the results of this analysis, as well as qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Forest and the selected companies, J.P. Morgan selected a P/E multiple reference range of 13.0x to 16.0x for CY15. The multiple reference ranges were applied to Forest’s earnings per share estimate for CY15 that was provided by the management of Forest to arrive at a range of implied equity values as follows:

Public Trading Analysis Implied Equity Value for Forest

	Low	High
CY15 P/E	$66.30	$81.60

The range of implied equity values for Forest was compared to the closing price of Forest’s common stock of $71.39 on February 14, 2014 and the implied per share equity value of the Merger Consideration of $89.48 per share.

The section on page 95 of the Definitive Joint Proxy Statement/Prospectus concerning the “Opinion of Forest’s Financial Advisor—Discounted Cash Flow Analysis” is replaced, in its entirety, with the following:

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for both Forest and Actavis. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset, and taking into consideration the time value of money with respect to those cash flows by calculating their “present value.” The “unlevered free cash flows” refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. Specifically, unlevered free cash flow represents unlevered net operating profit after tax, adjusted for depreciation, capital expenditures, changes in net working capital, and certain other one-time cash expenses as applicable. Such unlevered free cash flows treated stock-based compensation as a cash expense. “Present value” refers to the current value of the cash flows generated by the asset, and is obtained by discounting those cash flows back to the present using an appropriate discount rate and applying a discounting convention which assumes that all cash flows were generated at the midpoint of each period. “Terminal value” refers to the present value of all future cash flows generated by the asset for periods beyond the projections period.

The unlevered free cash flows for Forest for the calendar years 2014 through 2023 are from the Forest Projections set forth in “—Forest Unaudited Prospective Financial Information” beginning on page 99 of this joint proxy statement/prospectus. The unlevered free cash flows for Actavis, which were based on the Actavis Projections and the Actavis 2018-2023 Extrapolated Forecasts, were as follows (in millions): 2014: $2,394; 2015: $2,655; 2016: $2,892; 2017: $3,116; 2018: 3,339; 2019: $3,550; 2020: $3,740; 2021: $3,902; 2022: $4,033; 2023: $4,128. J.P. Morgan calculated a range of terminal values for Forest and Actavis during the final year of the ten-year period ending 2023 by applying a perpetual growth rate ranging from 0.0% to 2.0%, which J.P. Morgan selected based on its professional judgment and expertise, to the unlevered free cash flows of the respective company during the terminal period of the respective projections. The unlevered free cash flows and the range of terminal values were discounted to present values using a range of discount rates from 7.5% to 8.5% for Forest, which was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Forest, and a range of discount rates from 7.0% to 8.0% for Actavis, which was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Actavis. J.P. Morgan’s analyses of the weighted average cost of capital of Forest and Actavis were based upon the capital assets pricing model to derive a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors. The implied fully diluted equity values were divided by the number of fully diluted shares outstanding at each company to arrive at a range of implied equity values as follows:

	Implied Equity Value per Share
	Forest	Actavis
High	$98.85	$337.90
Low	$71.85	$222.15

The range of implied equity values for Forest was compared to the closing price of Forest’s common stock of $71.39 on February 14, 2014 and the implied per share equity value of the Merger Consideration of $89.48 per share. The range of implied equity values for Actavis was compared to the closing price of Actavis’ ordinary shares of $191.88 on February 14, 2014.

The second full paragraph on page 97 of the Definitive Joint Proxy Statement/Prospectus concerning the “Opinion of Forest’s Financial Advisor” is replaced, in its entirety, with the following:

During the two years preceding delivery of the opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Forest and Actavis. During the two year period ending January 31, 2014, J.P. Morgan and its affiliates received approximately $8.1 million and $5.9 million aggregate fees from Forest and Actavis (including its subsidiary, Warner Chilcott), respectively. Such services during such period have included acting as a joint bookrunner on Forest’s bond offering in January 2014, acting as joint bookrunner and joint lead arranger on Forest’s revolving credit facility in December 2012, providing asset management services to Forest, acting as joint bookrunner on the senior note issuances of Actavis (who was at the date of issuance of such notes called Watson Pharmaceuticals)

in October 2012, acting as joint lead arranger on Actavis’ term loan facility in October 2013 and acting as joint lead arranger on the term loan of Actavis’ subsidiary, Warner Chilcott, in August 2013. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Forest, Actavis and Actavis’ subsidiary, Warner Chilcott, for which it receives customary compensation or other financial benefits. In the ordinary course of our businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Forest or Actavis for their own accounts or for the accounts of customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities.

The second table on page 100 of the Definitive Joint Proxy Statement/Prospectus concerning the “Forest Unaudited Prospective Financial Information” is replaced, in its entirety, with the following:

$mm (except per share amounts)
Calendar Year Ended 12/31	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E
Revenue	$4,359	$5,065	$5,416	$5,908	$6,042	$6,183	$6,378	$6,575	$6,777	$6,981
EBITDA	$1,209	$1,876	$2,061	$2,272	$2,342	$2,338	$2,371	$2,424	$2,485	$2,554
Free cash flow	$530	$1,145	$1,286	$1,523	$1,703	$1,714	$1,731	$1,768	$1,811	$1,860
Non-GAAP EPS[1]	$3.29	$5.10

(1)	Non-GAAP EPS excludes amortization arising from business combinations and acquisitions of product rights.

The following text is added following the first full paragraph on page 104 of the Definitive Joint Proxy Statement/Prospectus concerning the “Interests of Forest’s Directors and Executive Officers in the Transaction—Change of Control Employment Agreements”:

On May 14, 2014, following the announcement of the merger agreement, Actavis announced that Mr. Saunders will become the Chief Executive Officer and President, and a member of the Board of Directors, of the combined company following completion of the Mergers. The terms of Mr. Saunders’ employment agreement with the combined company following completion of the Mergers are currently under negotiation.

Important Information for Investors and Shareholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed merger between Actavis and Forest, Actavis has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 containing a joint proxy statement of Actavis and Forest that also constitutes a prospectus of Actavis. The registration statement was declared effective by the SEC on May 2, 2014. Each of Actavis and Forest has mailed to its stockholders or shareholders the proxy statement/prospectus. In addition, each of Actavis and Forest has filed and will file with the SEC other documents with respect to the proposed transaction. INVESTORS AND SECURITY HOLDERS OF ACTAVIS AND FOREST ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the registration statement and the definitive joint proxy statement/prospectus and other documents filed with the SEC by Actavis and Forest through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Actavis will be available free of charge on Actavis’ internet website at www.actavis.com or by contacting Actavis’ Investor Relations Department at (862) 261-7488. Copies of the documents filed with the SEC by Forest will be available free of charge on Forest’s internet website at www.frx.com or by contacting Forest’s Investor Relations Department at (212) 224-6713.

Participants in the Merger Solicitation

Actavis, Forest, their respective directors and certain of their executive officers and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the Actavis and Forest shareholders in connection with the proposed merger is set forth in the joint proxy statement/prospectus declared effective by the SEC on May 2, 2014. Information about the directors and executive officers of Forest is set forth in its proxy statement for its 2013 annual meeting of stockholders, which was filed with the SEC on July 8, 2013 and certain of its Current Reports on Form 8-K. Information about the directors and executive officers of Actavis is set forth in its proxy statement for its 2014 annual meeting of shareholders, which was filed with the SEC on March 28, 2014 and certain of its Current Reports on Form 8-K. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the joint proxy statement/prospectus filed with the above-referenced registration statement on Form S-4 and other relevant materials to be filed with the SEC when they become available.

Forest Cautionary Statement Regarding Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements about the benefits of the acquisition of Forest by Actavis, including future financial and operating results, Forest’s or Actavis’ plans, objectives, expectations and intentions and the expected timing of completion of the transaction. It is important to note that Forest’s goals and expectations are not predictions of actual performance. Actual results may differ materially from Forest’s current expectations depending upon a number of factors affecting Forest’s business, Actavis’ business and risks associated with acquisition transactions. These factors include, among others, the inherent uncertainty associated with financial projections; restructuring in connection with, and successful closing of, the acquisition; subsequent integration of the companies and the ability to recognize the anticipated synergies and benefits of the acquisition; the ability to obtain required regulatory approvals for the transaction (including the approval of antitrust authorities necessary to complete the acquisition), the timing of obtaining such approvals and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction; the ability to obtain the requisite Forest and Actavis shareholder approvals; the risk that a condition to closing of the acquisition may not be satisfied on a timely basis or at all; the failure of the proposed transaction to close for any other reason; risks relating to the value of the Actavis shares to be issued in the transaction; access to available financing (including financing for the acquisition or refinancing of Forest or Actavis debt) on a timely basis and on reasonable terms; the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings. Forest assumes no obligation to update forward-looking statements contained in this document to reflect new information or future events or developments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 28, 2014

Forest Laboratories, Inc.
(Registrant)

/s/ A. Robert D. Bailey
	Name:	A. Robert D. Bailey
	Title:	Senior Vice President, Chief
Legal Officer and General Counsel